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                                 EXHIBIT 12 (b)
                            WASHINGTON MUTUAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             AND PREFERRED DIVIDENDS

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
                                                                        Year Ended December 31,
                                                             -------------------------------------------------
(in millions)                                                  2000       1999     1998      1997       1996
                                                             -------    -------   -------   -------    -------
EARNINGS, INCLUDING INTEREST ON DEPOSITS(1):
Income before income tax expense                             $ 2,984     $2,884   $ 2,369   $ 1,538    $   591
Fixed charges                                                  9,538      7,674     6,990     6,349      6,086
                                                             -------    -------   -------   -------    -------
                                                             $12,522    $10,558   $ 9,359   $ 7,887    $ 6,677
                                                             =======    =======   =======   =======    =======

Preferred dividend requirement                                     -          -         -        20         55
Ratio of income before income tax expense to net
   income                                                       1.57       1.59      1.59      1.74       1.57
                                                             -------    -------   -------   -------    -------

Preferred dividends (2)                                            -          -         -      $ 35       $ 86
                                                             -------    -------   -------   -------    -------

Fixed charges (1):
      Interest expense                                       $ 9,472    $ 7,610   $ 6,929   $ 6,287    $ 6,027
      Estimated interest component of net rental
         expense                                                  66         64        61        62         59
                                                             -------    -------   -------   -------    -------
                                                               9,538      7,674     6,990     6,349      6,086
                                                             -------    -------   -------   -------    -------
     Fixed charges and preferred dividends                   $ 9,538    $ 7,674   $ 6,990   $ 6,384    $ 6,172
                                                             =======    =======   =======   =======    =======

Ratio of earnings to fixed charges and preferred
 dividend(3)                                                    1.31       1.38      1.34      1.24       1.08
                                                             =======    =======   =======   =======    =======

EARNING, EXCLUDING INTEREST ON DEPOSITS:
Income before income tax expense                             $ 2,984    $ 2,884   $ 2,369   $ 1,538    $   591
Fixed charges                                                  6,248      4,504     3,402     2,703      2,322
                                                             -------    -------   -------   -------    -------
                                                             $ 9,232    $ 7,388   $ 5,771   $ 4,241    $ 2,913
Preferred dividends (2)                                            -          -         -        35         86
                                                             -------    -------   -------   -------    -------

Fixed charges:
      Interest expense                                       $ 9,472    $ 7,610   $ 6,929   $ 6,287    $ 6,027
      Less interest on deposits                                3,290      3,170     3,588     3,646      3,764
      Estimated interest component of net
         rental expense                                           66         64        61        62         59
                                                             -------    -------   -------   -------    -------
                                                               6,248      4,504     3,402     2,703      2,322
                                                             -------    -------   -------   -------    -------
     Fixed charges and preferred dividends                   $ 6,248    $ 4,504   $ 3,402   $ 2,738    $ 2,408
                                                             =======    =======   =======   =======    =======

Ratio of earnings to fixed charges and preferred
dividends(3)                                                    1.48       1.64      1.70      1.55       1.21
                                                             =======    =======   =======   =======    =======

(1)    As defined in Item 503(d) of Regulation S-K.

(2)    The preferred dividends were increased to amounts representing the pretax earning that would be required to cover such dividend requirements.

(3)    These computations are included herein in compliance with Securities and Exchange Commission
       Regulations.  However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of  two factors.  First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt.  Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.
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